UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 10, 2009

NexMed, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

89 Twin Rivers Drive, East Windsor, New Jersey	08520
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (609) 371-8123

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On November 10, 2009, NexMed, Inc. (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with The Tail Wind Fund Ltd. and Solomon Strategic Holdings, Inc. (the “Purchasers”), pursuant to which the Company issued to the Purchasers 7% Convertible Notes due December 31, 2011 in the aggregate principal amount of $750,000 (the “Notes”).  In connection therewith, NexMed (U.S.A.), Inc., a wholly-owned subsidiary of the Company (the “Subsidiary”), entered into a Subsidiary Guaranty and a First Amendment to Mortgage, Security Agreement and Assignment of Leases and Rents (the “Mortgage Modification”), each dated November 10, 2009.  The Mortgage Modification amends the existing mortgage held by the Purchasers in the two East Windsor, New Jersey properties owned by the Subsidiary to secure the Company’s obligations under the Notes in addition to the Company’s obligations under its existing 7% Convertible Notes due December 31, 2011 issued to the Purchasers on June 30, 2008 (the “2008 Notes”).

The Notes are convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at $2.00 per share. The Notes have a coupon rate of 7% per annum, which is payable at the Company’s option in cash or, with certain exceptions, in shares of Common Stock at the lesser of 95% of, or $0.08 less than, the volume weighted average of the market price of the Common Stock during the five days immediately prior to the time of payment.

For further information, please refer to the press release of the Company, dated November 11, 2009, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

ITEM 8.01	OTHER EVENTS.

On November 10, 2009, the Company entered into a November 2009 Amendment to Notes with the Purchasers, pursuant to which the 2008 Notes were amended to reduce the conversion price with respect to an aggregate of $750,000 of the outstanding principal amount thereunder from $2.00 per share to $0.14 per share.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

99.1	Press Release issued by NexMed, Inc., dated November 11, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXMED, INC.

By:	/s/ Mark Westgate
Name:	Mark Westgate
Title:	Vice President and Chief Financial Officer

Date: November 12, 2009